Exhibit 99.1

Speech Transcript: Unlocking the Future of Shared Mobility

Ladies and Gentlemen,

Good day to you all. As the Chairman and CEO of Innovative International Acquisition Corp, I stand before you with great enthusiasm to share our excitement about the upcoming business combination with a true pioneer in the mobility sector, Zoomcar.

In recent conversations with some of our esteemed investors, I've been asked why we are so keenly interested in Zoomcar. Today, I want to take this opportunity to elaborate on the remarkable journey of Zoomcar and why we believe it holds tremendous potential for our investors and the future of shared mobility.

Zoomcar: A Trailblazer in Shared Mobility

Zoomcar, founded in 2013, has been at the forefront of transforming the traditional car rental industry. What sets Zoomcar apart is its unique blend of technology, innovation, and a business model that empowers not just the company but also the individuals it serves.

Empowering Micro Entrepreneurs: A Unique Business Model

At the heart of Zoomcar's success is its innovative approach to turning individual car owners into micro-entrepreneurs. By allowing them to list their cars on the platform for rental, Zoomcar opens up new avenues of income for these individuals. This model not only addresses the underutilization of privately owned vehicles but also provides a platform for hosts to set their own rental terms, giving them control over their entrepreneurial journey.

Zoomcar has successfully attracted a diverse range of hosts, from individual car owners looking to monetize their idle vehicles to small fleet owners seeking expansion. The simplicity of onboarding and the flexibility offered by Zoomcar make it an attractive proposition for anyone looking to enter the car rental space without the traditional complexities associated with fleet management.

Zoomcar's Resemblance to Airbnb: A Paradigm Shift in Auto Renting

Drawing a parallel to the success story of Airbnb is not just a comparison but a recognition of a paradigm shift in the auto renting space. Much like Airbnb transformed the hospitality industry, Zoomcar is reshaping how we think about car rentals. The peer-to-peer car-sharing model is not just cost-effective and convenient for renters but also opens up new revenue streams for hosts.

The potential for Zoomcar to build a global community of car owners and renters is immense. The transformative impact on traditional industries, challenging norms, and creating opportunities for active participation in the sharing economy mirrors the journey of Airbnb in the hospitality sector.

Expanding Horizons: From India to Global Markets

Zoomcar's journey began in India, where it quickly addressed the challenges of last-mile connectivity and offered a convenient alternative to traditional car ownership. The success in India laid the foundation for international expansion, with strategic ventures into markets like Egypt and Indonesia.

The move into these diverse markets showcased Zoomcar's adaptability and scalability. The positive reception indicates the global appeal of the shared mobility model and sets the stage for further expansion into new territories.

Future Growth Opportunities: A World of Possibilities

Looking forward, the growth opportunities for Zoomcar are vast and exciting. Here are some key factors that will drive Zoomcar's future success:

1.	Global Expansion: Zoomcar has the potential to expand into additional countries, tapping into the growing demand for flexible and sustainable mobility solutions.
2.	Diversification of Services: Exploring opportunities to diversify services, such as introducing electric or hybrid vehicle fleets, aligning with the global push for sustainable transportation.
3.	Technology Advancements: Continued investment in technology, including artificial intelligence and data analytics, to enhance the user experience, optimize fleet management, and enable predictive maintenance.
4.	Collaborations and Partnerships: Strategic collaborations with other players in the mobility ecosystem, creating synergies and expanding Zoomcar's reach.
5.	Regulatory Engagement: Proactive engagement with regulators to address legal or regulatory challenges, creating a conducive environment for shared mobility services.
6.	Community Building: Fostering a sense of community among hosts and renters, contributing to brand loyalty and organic growth.
7.	Continuous Innovation: Staying at the forefront of innovation in the mobility space, exploring emerging technologies like autonomous vehicles or connected car solutions.

Conclusion: Driving into a Shared and Connected Future

In conclusion, Zoomcar's journey from a startup in India to a global player in shared mobility exemplifies the transformative power of the sharing economy. By empowering micro-entrepreneurs and providing a flexible and convenient solution for renters, Zoomcar has carved a niche in the evolving landscape of transportation.

As we move forward with the business combination, we are not just witnessing a company that rents cars; we are witnessing a company that is driving communities toward a shared and connected future. Whether in India, Egypt, Indonesia, or beyond, Zoomcar is poised to make a significant impact on the way we perceive and engage with shared mobility.

Thank you for your attention, and I am confident that together, we are embarking on a journey that will redefine the future of mobility.